EXHIBIT 99.1

Inuvo Prepares Plan Submission to NYSE Amex

CLEARWATER, FL – May 13, 2011 – Inuvo®, Inc. (NYSE Amex: INUV), an online technology and services company, announced today that on May 9, 2011 it received a notice from the NYSE Amex indicating that the Company is not in compliance with one of the NYSE Amex's continued listing standards.

Wally Ruiz, Inuvo’s Chief Financial Officer commented, “The difficult but successful realignment of the Company over the last 24 months produced impairment charges against intangible assets from acquisitions dating back to as far as 2004 that impacted the listing standards.  We have prepared and will file a plan with the Exchange, which we fully expect, will be satisfactory.  While inconvenient, this is not an operating obstacle. Inuvo’s core business continues to improve and the new growth drivers suggest an exciting future.”

The notice from the NYSE Amex indicated that the Company is not in compliance with Section 1003(a)(ii) of the NYSE Amex Company Guide, specifically, with stockholders' equity of less than $4,000,000 and losses from continuing operations and/or net losses in three of its four most recent fiscal years. The Company was afforded the opportunity to submit a plan of compliance to the NYSE Amex by June 8, 2011 that demonstrates the Company's ability to regain compliance with Section 1003(a)(ii) of the NYSE Amex Company Guide. If the Company does not submit a plan or if the plan is not accepted by the NYSE Amex, the Company will be subject to delisting procedures as set forth in Section 1010 and part 12 of the NYSE Amex Company Guide.
.
About Inuvo, Inc.

Inuvo®, Inc. (NYSE Amex: INUV), is an online technology and services company specialized in driving clicks, leads and sales through targeting that utilizes unique data and sophisticated analytics.  To find out more about how you can work with Inuvo, please visit http://www.inuvo.com.

Comparable companies include: ValueClick, Inc. (VCLK), Marchex, Inc. (MCHX), InterCLICK, Inc. (ICLK), LookSmart, Ltd. (LOOK), and Local.com Corp. (LOCM).

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this document and elsewhere by Inuvo are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the Company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the Company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Inuvo's filings with the Securities and Exchange Commission.

Contact
Inuvo, Inc.
Wally Ruiz, Chief Financial Officer
727-324-0176
wallace.ruiz@inuvo.com

Investor Relations
Genesis Select Corporation
Budd Zuckerman, President
303-415-0200 ext 106
bzuckerman@genesisselect.com